Exhibit 99.1

ROHM AND HAAS COMPANY REPORTS FOURTH QUARTER 2004
AND FULL YEAR RESULTS

Philadelphia, PA, February 2, 2005 – Rohm and Haas Company (NYSE:ROH) today reported fourth quarter 2004 sales of $1,864 million, a 13 percent increase over the same period in 2003, with higher selling prices accounting for a 6 percent increase, higher volume and favorable mix reflecting a 4 percent increase, and favorable currencies adding 3 percent on the revenue line. Earnings for the quarter were $128 million, or $.57 per share, including $11 million after-tax, or $.05 per share in restructuring charges, as well as a $.01 per share gain from discontinued operations related to the sale of the Agricultural Chemicals business in 2001.

“We had a solid performance in the fourth quarter, with the highest quarterly sales we have recorded in the company’s history,” said Raj L. Gupta, chairman and chief executive officer. “Of particular note was the solid increase in selling prices which have been essential to temper the continuing pressure from higher raw material and energy costs. However, selling price increases still lag these continually rising raw material costs, and as a result, our gross profit margins remain depressed.” Gupta noted that the quarter’s results reflected normal seasonal shifts in the Coatings and Salt businesses, with Performance Chemicals having a particularly strong quarter. The Electronic Materials business had modest year-on-year growth, on signs of sequential slowing in this market. In addition, the quarter’s earnings also benefited from a lower effective tax rate. “Our fourth quarter results reflect the strength of our portfolio in meeting customer needs and enabling growth, as well as achieving higher selling prices to recover escalating raw material costs,” Gupta said.

Fourth Quarter 2004 Business Results

Sales in the Coatings business of $560 million represent a 9 percent increase over the same period in 2003. Architectural and Functional Coatings sales increased 13 percent over the comparable period, with higher pricing, favorable currency, and higher demand accounting for the change. Demand in the decorative coatings markets in Europe and Asia- Pacific remains strong, while North American demand was flat. Automotive Coatings sales were up 3 percent from the prior year period, as favorable currency more than offset the impact of slowdowns at the large domestic automobile producers. Powder Coatings sales for the quarter declined approximately 5 percent, due to weak demand in Europe and North America. Earnings for the Coatings business in the fourth quarter of 2004 were $39 million, compared to $35 million in the same period last year, as higher pricing helped offset the impact of higher raw materials.

Performance Chemicals sales of $411 million were up 18 percent over the comparable period in 2003. Sales in Plastics Additives were up 16 percent, due to higher demand and higher pricing to recover escalating raw materials. Higher demand in North America was driven by a strong building and construction market, and growth in Asia-Pacific was driven by higher demand in China and India. There was a general slowing in the markets served by this business in Europe. Consumer and Industrial Specialties sales were up 13 percent over the same period last year, due to higher volume, the impact of favorable currency, as well as higher pricing. The business continues to see growth in its wood preservative products, as well as dispersant polymers. Sales for Process Chemicals were up 26 percent from the comparable period a year ago, reflecting very strong demand across all regions and most market segments, along with the favorable impact of currency and higher selling prices. Performance Chemicals earnings were $36 million in the quarter, up from $13 million in the prior year period, due to increased selling prices, higher demand, and efficient manufacturing operations, which more than offset the impact of higher raw material and energy costs.

Monomers sales of $374 million were up 28 percent over the same period a year ago, with third party sales up 57 percent, due to higher pricing and higher demand. The monomers supply in the marketplace is extremely tight, due to some suppliers experiencing operational problems, as well as higher demand in both the downstream businesses and merchant market. Monomers earnings of $34 million for the quarter were flat with the same period a year ago, as higher raw material and energy costs offset the favorable impact of higher pricing and higher demand.

Electronic Materials sales of $310 million were up 4 percent over a very strong period last year, driven by the continued growth in the advanced technology product lines, particularly in the Asia Pacific region. This business experienced a general market slowdown during the quarter, as the favorable effect of expected holiday buying did not materialize. Circuit Board Technology sales were down 4 percent over the same period in 2003, reflecting weakness in the North American market, while Europe and Asia-Pacific experienced higher demand. Packaging and Finishing Technologies reported sales 7 percent higher than the same period a year ago, with strong increases in the North American and European regions, as this business continued to outperform the market. Semiconductor Technologies reported 8 percent higher sales than the same period in 2003, driven by strong growth in the advanced technology product lines. Fourth Quarter 2004 earnings for Electronic Materials of $37 million were up 28 percent over the same period in 2003, primarily driven by higher demand, particularly in the advanced technology product lines.

Adhesives and Sealants sales of $174 million were up 10 percent over the comparable period in 2003, primarily due to higher selling prices, favorable currencies, and slightly higher demand. Demand remained good across most markets and regions, with the highest growth in the Asia-Pacific region. Adhesives and Sealants reported fourth quarter earnings of $4 million, a substantial improvement over the $4 million loss in the same period last year, as higher pricing, and higher volumes helped to offset the effect of escalating raw material costs and restructuring charges.

Salt sales of $255 million were up 9 percent over the same period a year ago, driven by higher demand in most non-ice control markets, particularly the industrial and water conditioning segments. The favorable impact of currency, as well as higher bulk ice-control pricing also contributed to the year-on-year increase. Earnings for Salt were $23 million in the quarter, up from the $19 million in the prior year period, due to higher demand and higher pricing, which offset increased production costs.

Corporate expense of $46 million, after-tax, for the quarter was up from the $17 million in the prior-year-period, primarily due to the absence of $33 million, after tax, of insurance settlement gains that occurred in the fourth quarter of 2003, as well as less favorable currency translation gains. In addition, restructuring charges in the fourth quarter 2004 were $11 million lower than the same period last year.

Fourth Quarter 2004 Regional Sales Performance

North American sales of $965 million were up 13 percent over the comparable period in 2003, the result of higher pricing and increased demand. European sales were $476 million for the quarter, up 12 percent from the same period last year, due to the favorable impact of currency and higher selling prices. Asia Pacific sales were $350 million, a 14 percent increase over the same period last year, due to strong demand across most businesses, as well as higher selling prices and favorable currencies. Latin America sales of $73 million in the quarter were up 22 percent from the same period last year, reflecting strong demand across most of the markets, as well as higher selling prices.

Comments on the Fourth Quarter 2004 Income Statement

(Note: In the fourth quarter of 2004, the company concluded that it is the primary beneficiary of a joint venture that should have been consolidated as of January 1, 2004. We purchase all of the output of this joint venture for resale to our customers, and, therefore, there is no impact of this consolidation on net sales. Because the company had previously accounted for the joint venture on the equity method, there is no material change in net earnings from the consolidation of the joint venture upon adoption of FASB Interpretation No. 46R. However, as a result of the consolidation, amounts have been reclassified from the previous net presentation in the Share of affiliate earnings line item in the income statement and from the Investments in and advances to affiliates line item in the balance sheet. The fourth quarter and full-year 2004 results below reflect the consolidation of the joint venture as of January 1, 2004. Quarterly results for 2004 have been recast to reflect the consolidation, and are available on our website at www.rohmhaas.com.)

Gross Profit margin in the quarter was 29.2 percent, with the joint venture consolidation representing approximately 100 basis points, compared to 32.7 percent in the same period last year. Gross Profit margin in the same period last year included an approximately 300 basis point favorable impact from insurance settlements. Higher selling prices, higher demand and favorable currency were not sufficient to completely offset the impact of higher raw material and energy costs in the quarter.

Selling and Administrative (S&A) spending of $259 million is up $17 million, or 7 percent, over the same period a year ago, as the unfavorable impact of currency movement was only partially offset by ongoing cost saving initiatives. The impact of the joint venture consolidation represents $6 million of the increase. As a percentage of sales, S&A spending of 13.9 percent was down from the 14.7 percent in the comparable period in 2003.

Research spending of $65 million was up $5 million, or 8 percent from the same period a year ago, reflecting higher employee-related costs, and higher spending on new products and technology development consistent with our plan for 2004. The joint venture consolidation represented approximately $2 million of this increase.

Interest expense for the quarter was $35 million, up 9 percent from the same period in 2003, primarily due to higher U.S. interest rates.

Income tax expense for the quarter was $43 million, reflecting an effective tax rate of 24.9 percent, as compared to income tax expense of $47 million, or an effective tax rate of 30.1 percent in the prior year period. The lower tax rate was the result of lower taxes on foreign earnings. The effective tax rate for the full-year 2004 was 29.0 percent, compared to 30.6 percent for the full year 2003.

Full-Year 2004 Results

Full-year 2004 sales for the company of $7,300 million represents a 14 percent increase over 2003, with higher demand representing approximately 7 percent, higher selling prices 3 percent, and the favorable impact of currency movement on the revenue line 3 percent. Demand was higher across most businesses and all regions, and selling prices had a notable increase in the second half of the year. Full-year earnings were $497 million, or $2.22 per share, as compared to $280 million, or $1.26 per share for the same period in 2003, reflecting the impact of higher demand, higher pricing, lower restructuring charges, and favorable currencies. Cash from operations for full-year 2004 was $882 million, with capital spending of $322 million and dividend payments of $217 million. In May, 2004 the company increased its annual dividend from $.88 to $1.00 per share.

“We delivered a much improved performance in 2004,” said Gupta. The overall economic recovery helped bolster demand across all markets and regions, and our strong portfolio of products and technologies continued to drive growth. At the same time, the rapidly escalating raw material costs added significant pressure on our gross profit margins, however our focus on increasing selling prices partially closed the gap in the second half of the year. Our progress in 2004 serves as a solid foundation for even stronger performance in 2005 and beyond.”

2005 Outlook.

In discussing the company’s outlook for 2005, Gupta outlined the following assumptions:

➢	Global GDP growth in 2005 should be approximately 3.5 percent compared with approximately 4 percent in 2004.

➢	The dollar will remain at current levels compared with both the Euro and Yen.

➢	Raw materials and energy costs will likely continue to increase throughout 2005, driven by high oil and natural gas prices, as well as a tight supply/demand balance for most commodities. The company expects to continue to increase selling prices to recover these cost increases.

➢	Full-year Gross Profit margins should be in the 29 to 30 percent range.

➢	Selling, Administrative and Research expenses should be in the range of 16 to 17 percent of sales.

➢	Capital spending is expected to be approximately $375 million, below depreciation levels.

➢	The effective tax rate for 2005 should be approximately 30 percent.

“Given these assumptions,” Gupta said, “sales growth should be in the 9 to 11 percent range, yielding annual sales of approximately $8 billion. This would represent the third consecutive year of double-digit sales growth. Our 2005 earnings should be in the $2.50 to $2.75 per share range, a substantial improvement over our 2004 performance, reflecting the strength of the company’s business portfolio, geographic reach, and innovative products and services to meet customer needs.”

# # #

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 8, 2004.

About Rohm and Haas Company

Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company had annual sales of approximately $7.3 billion in 2004 with operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com .

CONTACTS:

Media Relations	Investor Relations
Brian McPeak	Gary O’Brien
Corporate Communications	Director, Investor Relations
215-592-2741	215-592-3409
Bmcpeak@rohmhaas.com	GOBrien@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			Percent			Percent
	2004	2003	Change	2004	2003	Change
Net sales	$1,864	$1,647	13%	$7,300	$6,421	14%
Cost of goods sold	1,320	1,109	19%	5,170	4,506	15%

Gross profit	544	538	1%	2,130	1,915	11%

Selling and administrative expense	259	242		993	891
Research and development expense	65	60		265	238
Interest expense	35	32		133	126
Amortization of goodwill and other intangibles	15	17		62	67
Restructuring and asset impairments	17	40		18	196
Loss on early extinguishment of debt	—	4		—	4
Share of affiliate earnings, net	4	3		14	15
Other (income) expense, net	(16)	(10)		(41)	(7)

Earnings from continuing operations before income taxes and cumulative effect of accounting change	173	156		714	415
Income taxes	43	47		207	127
Minority interest	(3)	—		(11)	—

Earnings from continuing operations before cumulative effect of accounting change	127	109		496	288

Discontinued operations:
Gain on disposal of discontinued line of business, net of income taxes	1	—		1	—

Earnings before cumulative effect of accounting change	128	109		497	288

Cumulative effect of accounting change, net of $3 of income taxes in 2003	—	—		—	(8)

Net earnings	$128	$109		$497	$280

Basic earnings per share (in dollars):
From continuing operations	$0.56	$0.49		$2.22	$1.30
Gain on disposal of discontinued line of business	0.01	—		0.01	—
Cumulative effect of accounting change	—	—		—	(0.04)

Net earnings per share	$0.57	$0.49		$2.23	$1.26

Diluted earnings per share (in dollars):
From continuing operations	$0.56	$0.49		$2.21	$1.30
Gain on disposal of discontinued line of business	0.01	—		0.01	—
Cumulative effect of accounting change	—	—		—	(0.04)

Net earnings per share	$0.57	$0.49		$2.22	$1.26

Weighted average common shares outstanding - basic	223.4	222.1		222.9	221.5
Weighted average common shares outstanding - diluted	225.2	223.7		224.2	222.4

Other Data:
Capital spending	$144	$108		$322	$339
Depreciation expense	$110	$107		$419	$411

The results of the three and twelve months ended December 31, 2004 reflect the consolidation of a joint venture as of January 1, 2004.
This joint venture was previously accounted for as an equity method investment in our reported results.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	December 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$625	$196
Restricted cash	49	—
Receivables, net	1,469	1,303
Inventories	841	821
Prepaid expenses and other current assets	179	204

Total current assets	3,163	2,524

Land, buildings and equipment, net of accumulated depreciation	2,929	2,941
Investments in and advances to affiliates	141	145
Goodwill, net of accumulated amortization	1,724	1,662
Other intangible assets, net of accumulated amortization	1,665	1,734
Other assets	389	464

Total Assets	$10,011	$9,470

Liabilities and Stockholders’ Equity
Liabilities
Short-term obligations	$77	$108
Trade and other payables	542	609
Accrued liabilities	908	807

Income taxes payable	228	300

Total current liabilities	1,755	1,824

Long-term debt	2,563	2,473
Employee benefits	706	651
Deferred income taxes	961	959
Other liabilities	225	238

Total Liabilities	6,210	6,145

Minority Interest	104	17

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; par value - $1.00; authorized- 25,000,000 shares; issued- no shares	—	—
Common stock; par value- $2.50; authorized- 400,000,000 shares; issued - 242,078,349 shares	605	605
Additional paid-in capital	2,062	2,002
Retained earnings	1,370	1,087

	4,037	3,694

Treasury stock at cost (2004-16,818,129 shares; 2003- 18,953,822 shares)	(166)	(185)
ESOP shares (2004-9,811,464; 2003- 10,464,850)	(94)	(100)
Accumulated other comprehensive loss	(80)	(101)

Total Stockholders’ Equity	3,697	3,308

Total Liabilities and Stockholders’ Equity	$10,011	$9,470

Certain prior year amounts have been reclassified to conform with the current year presentation.
In addition, the consolidated Balance Sheet at December 31, 2004 includes the accounts of a joint venture previously recorded as an equity method investment.

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Appendix I

Net Sales by Business Segment and Region

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Business Segment
Coatings	$560	$512	$2,395	$2,135
Performance Chemicals	411	347	1,590	1,382
Monomers	374	293	1,383	1,152
Electronic Materials	310	297	1,250	1,079
Adhesives and Sealants	174	158	693	632
Salt	255	235	829	801
Elimination of Intersegment Sales	(220)	(195)	(840)	(760)

Total	$1,864	$1,647	$7,300	$6,421

Customer Location
North America	$965	$854	$3,774	$3,403
Europe	476	425	1,917	1,721
Asia-Pacific	350	308	1,342	1,089
Latin America	73	60	267	208

Total	$1,864	$1,647	$7,300	$6,421

Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004 (1)	2003 (2)	2004 (1)	2003 (2)
Business Segment
Coatings	$39	$35	$215	$133
Performance Chemicals	36	13	138	52
Monomers	34	34	101	81
Electronic Materials	37	29	142	97
Adhesives and Sealants	4	(4)	34	8
Salt	23	19	50	54
Corporate	(46)	(17)	(184)	(137)

Total	$127	$109	$496	$288

(1)	Before gain on disposal of discontinued line of business.

(2)	Before cumulative effect of accounting change.

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Appendix II

Provision for Restructuring and Asset Impairments by Business Segment

Pre-tax

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Business Segment
Coatings	$1	$2	$2	$104
Performance Chemicals	—	6	5	51
Monomers	—	—	1	2
Electronic Materials	3	1	3	—
Adhesives and Sealants	4	1	3	5
Salt	—	—	—	—
Corporate	9	30	4	34

Total	$17	$40	$18	$196

After-tax

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Business Segment
Coatings	$—	1	$1	$67
Performance Chemicals	—	4	3	33
Monomers	—	—	1	1
Electronic Materials	2	1	2	—
Adhesives and Sealants	2	1	2	3
Salt	—	—	—	—
Corporate	7	18	2	22

Total	$11	$25	$11	$126

Earnings (Loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization (EBITDA) by Business Segment

Due to the varying impacts of debt, interest rates, acquisition related amortization and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004 (1)	2003	2004 (1)	2003
Business Segment
Coatings	$76	$76	$400	$289
Performance Chemicals	73	44	292	179
Monomers	63	65	204	181
Electronic Materials	74	61	292	212
Adhesives and Sealants	16	6	94	55
Salt	51	50	147	159
Corporate	(20)	10	(101)	(56)

Total	$333	$312	$1,328	$1,019

Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004 (1,3)	2003 (2)	2004 (1,3)	2003 (2)
EBITDA	$333	$312	$1,328	$1,019
Interest expense	35	32	133	126
Income tax expense	43	47	207	127
Depreciation expense	110	107	419	411
Amortization of finite-lived intangibles	15	17	62	67
Minority Interest	3	—	11	—

Earnings from continuing operations before cumulative effect of accounting change	$127	$109	$496	$288

(1)	The results of the three and twelve months ended December 31, 2004 reflect the consolidation of a joint venture as of January 1, 2004.

(2)	Before cumulative effect of accounting change.

(3)	Before gain on disposal of discontinued line of business.

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Net Sales by Business

Appendix III

	Twelve Months Ended
	December 31,
			Percent
	2004	2003	Change
Architectural and Functional Coatings	$1,939	$1,704	14%
Automotive Coatings	114	107	7%
Powder Coatings	342	324	6%

Coatings Segment	2,395	2,135	12%

Plastic Additives	621	535	16%
Process Chemicals	433	378	15%
Consumer and Industrial Specialties	481	428	12%
Other	55	41	34%

Performance Chemicals Segment	1,590	1,382	15%

Monomers Segment	1,383	1,152	20%

Circuit Board Technologies	297	270	10%
Packaging and Finishing Technologies	239	195	23%
Semiconductor Technologies	714	614	16%

Electronic Materials Segment	1,250	1,079	16%

Adhesives and Sealants Segment	693	632	10%

Salt Segment	829	801	3%

Elimination of Intersegment Sales	(840)	(760)	11%

Total Net Sales	$7,300	$6,421	14%

Certain prior year amounts have been reclassified to conform with the current year presentation.